UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported) November 24, 2004


                        American Soil Technologies, Inc.
             (Exact name of registrant as specified in its chapter)


          Nevada                        000-22855               95-4780218
(State or other jurisdiction           (Commission             (IRS Employer
     of incorporation)                 File Number)          Identification No.)


       12224 Montague Street
            Pacoima, CA                                           91331
(Address of principal executive offices)                        (Zip Code)


        Registrant's telephone number, including area code (818) 899-4686


                                       N/A
          (Former name or former address, if changed since last report)

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

ITEM 1.01 - ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 24, 2004, American Soil Technologies, Inc. (the "Company") executed an Investor Relations Agreement (the "Agreement") with Crosscheck Capital, LLC, an Arizona limited liability company located in Scottsdale, Arizona ("Crosscheck Capital").

The Agreement provides that Crosscheck Capital will provide investor relations services to the Company, including communications with shareholders and the financial community, preparation and dissemination of press releases, website development and maintenance, and shareholder and investor database maintenance. The Agreement begins on December 1, 2004 and continues through May 31, 2005 with an option to renew by both parties in their discretion. The Company will pay Crosscheck Capital $10,000 per month for a total of $60,000, plus 250,000 shares of common stock of the Company, payable 50,000 shares per month for five months. The Company will also reimburse Crosscheck Capital for out-of-pocket expenses. Either party may terminate the Agreement without cause upon thirty days prior written notice to the other party, but should the Company elect to terminate the Agreement, a $5,000 termination fee applies.

There is no material relationship between the Company or its affiliates and any of the parties, other than with respect to this Agreement.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 29, 2004               AMERICAN SOIL TECHNOLOGIES, INC.



                                       By: /s/ Carl P. Ranno
                                           ----------------------------------
                                           Carl P. Ranno
                                           Chief Executive Officer and President